Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Vahanna Tech Edge Acquisition I Corp. of our report dated June 22, 2023 on our audit of the financial statements of Roadzen, Inc. as of March 31, 2023 and 2022, and the related consolidated statements of operations, consolidated statement of mezzanine equity and stockholders’ deficit and consolidated statements of cash flow for each of the two years in the period ended March 31, 2023 which appears in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in this Registration Statement on Form S-4.

/s/ ASA & Associates LLP

Gurugram, India

August 14, 2023